Exhibit 10.1

First Amendment to Lease

This First Amendment to Lease (this “Amendment”), is made as of the 15th day of June, 2021 (the “Effective Date”), by and between PPF OFF 100 CAMBRIDGE PARK DRIVE, LLC, a Delaware limited liability company, with a business address of c/o Morgan Stanley Real Estate Advisor, Inc., 1585 Broadway, 37th Floor, New York, New York 10036 (the “Landlord”) and VOR BIOPHARMA, INC., a Delaware corporation, with a business address of 100 CambridgePark Drive, Cambridge, Massachusetts 02140 (the “Tenant”).

WITNESSETH:

Reference is hereby made to the following facts:

A.Landlord and Tenant entered into that certain Lease (the “Existing Lease”), dated as of December 17, 2019, for certain premises (the “Existing Premises”) comprised of 32,798 rentable square feet located on the fourth (4th) floor of the building (as more particularly described in the Existing Lease, the “Building”) located at 100 CambridgePark Drive, Cambridge, Massachusetts.  All capitalized words and phrases used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease.  The Existing Lease, as modified and amended by this Amendment, is referred to herein as the “Lease.”

B.Landlord and Tenant have agreed to add additional premises (the “First Floor Expansion Premises”) containing 10,262 rentable square feet located on the first (1st) floor of the Building to the Premises demised under the Lease, and to modify and amend the Existing Lease, all in the manner hereinafter set forth.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the Existing Lease is hereby amended as follows:

1.Lease Term.  The “First Floor Expansion Premises Commencement Date” shall mean the date on which Landlord tenders the First Floor Expansion Premises for possession to Tenant in the following condition (the “Delivery Condition”): (a) the First Floor Expansion Premises are vacant, broom-clean and free of all tenants and occupants; (b) the Landlord’s First Floor Expansion Premises TI Work (as defined in the Work Letter attached to this Amendment as Exhibit D, First Amendment and incorporated herein by this reference (the “Work Letter”)) has been Substantially Completed (as hereinafter defined), and (c) all Building Systems serving the First Floor Expansion Premises are in good working order and suitable for laboratory uses.  Effective as of the First Floor Expansion Premises Commencement Date, the Term of the Lease with respect to the First Floor Expansion Premises shall commence.  Without limiting or detracting from the effectiveness of said date, promptly after the occurrence of the First Floor Expansion Premises Commencement Date, upon the request of either party, Landlord and Tenant shall enter into a mutually-satisfactory commencement date agreement substantially in the form attached to the Existing Lease as Exhibit B confirming the First Floor Expansion Premises Commencement Date.  From and after the First Floor Expansion Premises Commencement Date, except as expressly set forth in this Amendment, each reference contained in the Existing Lease to the “Premises” shall be considered to be a reference to the Existing Premises and the First Floor Expansion Premises, collectively.  The First Floor Expansion Premises Commencement Date is anticipated to occur on October 1, 2021.

2.Demise of First Floor Expansion Premises.  Landlord hereby demises and leases the First Floor Expansion Premises to Tenant, and Tenant hereby hires and takes the First Floor Expansion Premises from Landlord, which First Floor Expansion Premises is depicted on the floor plan attached to this Amendment as Exhibit A-5 and incorporated herein by this reference, for a term commencing on the First Floor Expansion Premises Commencement Date and expiring on the Expiration Date, unless earlier terminated in accordance with the terms of the Lease.  The demise and use of the First Floor Expansion Premises shall be upon and subject to all of the other terms and conditions of the Existing Lease, except as expressly set forth in this Amendment.  From and after the First Floor Expansion Premises Commencement Date, for and with respect to the First Floor Expansion Premises, Tenant shall be bound by and shall comply with all provisions of the Existing Lease (excepting only the obligation to pay Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Laboratory Share of Laboratory Expenses, Tenant’s Pro Rata Share of Taxes and the Amenity Fee), including, without limitation, the obligations to pay electricity and other utility charges, the obligations regarding the performance of Alterations, the obligations regarding obtaining and maintaining insurance coverage, and the indemnification obligations.

3.Rent for First Floor Expansion Premises.

  (a) For and with respect to the First Floor Expansion Premises, commencing on the date which is two (2) months after the First Floor Expansion Premises Commencement Date (the “First Floor Expansion Premises Rent Commencement Date”) and thereafter throughout the Term, Tenant shall pay to Landlord Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Laboratory Share of Laboratory Expenses and Tenant’s Pro Rata Share of Taxes, the Amenity Fee, all other Additional Rent, and all other charges payable pursuant to the Lease.  All such amounts shall be payable in accordance with the terms and provisions of the Existing Lease.

(b)For and with respect to the First Floor Expansion Premises, Tenant shall pay Base Rent, at the following rates:

Period of Time	Annual Base Rent	Monthly Base Rent
First Floor Expansion Premises Commencement Date – the day preceding the First Floor Expansion Premises Rent Commencement Date	None	None
First Floor Expansion Premises Rent Commencement Date - the day preceding the First (1st) anniversary of Rent Commencement Date	$872,270.00	$72,689.17

Period of Time	Annual Base Rent	Monthly Base Rent
First (1st) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Second (2nd) anniversary of First Floor Expansion Premises Rent Commencement Date	$898,438.10	$74,869.84
Second (2nd) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Third (3rd) anniversary of First Floor Expansion Premises Rent Commencement Date	$925,391.24	$77,115.94
Third (3rd) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Fourth (4th) anniversary of First Floor Expansion Premises Rent Commencement Date	$953,152.98	$79,429.42
Fourth (4th) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Fifth (5th) anniversary of First Floor Expansion Premises Rent Commencement Date	$981,747.57	$81,812.30
Fifth (5th) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Sixth (6th) anniversary of First Floor Expansion Premises Rent Commencement Date	$1,011,200.00	$84,266.67
Sixth (6th) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Seventh (7th) anniversary of First Floor Expansion Premises Rent Commencement Date	$1,041,536.00	$86,794.67
Seventh (7th) anniversary of First Floor Expansion Premises Rent Commencement Date - the day preceding the Eighth (8th) anniversary of First Floor Expansion Premises Rent Commencement Date	$1,072,782.08	$89,398.51

Period of Time	Annual Base Rent	Monthly Base Rent
Eighth (8th) anniversary of First Floor Expansion Premises Rent Commencement Date - Expiration Date	$1,104,965.54*	$92,080.46

*annualized

(c)From and after the First Floor Expansion Premises Rent Commencement Date, (i) Tenant’s Pro Rata Share shall be 29.54%, and (ii) Tenant’s Pro Rata Laboratory Share shall be 36.68%.

(d)For and with respect to the First Floor Expansion Premises, Tenant shall pay the Amenity Fee in accordance with the terms and conditions of the Existing Lease, at the following rates:  (i) for and with respect to the period of time commencing on the First Floor Expansion Premises Rent Commencement Date through and including the day preceding the first (1st) anniversary of the First Floor Expansion Premises Rent Commencement Date, the Amenity Fee for and with respect to the First Floor Expansion Premises shall be payable at a per annum rate of $5,131.00, payable in equal monthly installments of $427.58; and (ii) for and with respect to the each successive twelve (12) month period, the Amenity Fee for and with respect to the First Floor Expansion Premises shall be payable at a per annum rate of one hundred and three percent (103%) of the amount payable for the immediately preceding twelve (12) month period.

4.Landlord’s First Floor Expansion Premises TI Work, Tenant’s First Floor Expansion Premises Work.  Landlord will perform the Landlord’s First Floor Expansion Premises TI Work in accordance with and subject to the terms and conditions of the Work Letter.  Notwithstanding any provision contained the Existing Lease to the contrary, Landlord shall deliver the First Floor Expansion Premises to Tenant, and Tenant shall accept the First Floor Expansion Premises, with the Landlord’s First Floor Expansion Premises TI Work Substantially Completed and otherwise in the Delivery Condition, and in all other respects in its “as-is”, “where is” condition, without any other obligation on the part of Landlord to construct the First Floor Expansion Premises for Tenant’s occupancy, or to provide any allowances or inducements, or to construct any additional work or improvements in the Building and, except to the extent expressly set forth in this Amendment, without any representation or warranty (express or implied) on the part of Landlord as to the condition of the First Floor Expansion Premises.  Without limiting the foregoing, the following provisions of the Existing Lease shall have no applicability and be of no force or effect with respect to the First Floor Expansion Premises:  Article 3, the Base Building Work Matrix attached as Exhibit C to the Existing Lease and the Work Letter attached as Exhibit D to the Existing Lease.

Promptly after the First Floor Expansion Premises Commencement Date, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of the Existing

Lease, perform or cause to be performed any and all work determined by Tenant to be necessary to prepare the First Floor Expansion Premises for Tenant’s initial occupancy (collectively, “Tenant’s First Floor Expansion Premises Work”), and shall equip the First Floor Expansion Premises with trade fixtures and personal property.  All of Tenant’s First Floor Expansion Premises Work shall be considered to be an Alteration, and shall be performed in accordance with the terms and conditions of the Existing Lease, including, without limitation, the terms and conditions of Section 7.3 of the Existing Lease.  Tenant’s commencement of Tenant’s First Floor Expansion Premises Work in the First Floor Expansion Premises shall be conclusive evidence, as against Tenant, that Landlord’s has completed Landlord’s First Floor Expansion Premises TI Work to be performed by Landlord under this Amendment, Tenant has accepted possession of the First Floor Expansion Premises in its then-current condition, and at the time such possession was taken, the First Floor Expansion Premises and the Building were in a good and satisfactory condition as required by this Amendment; provided, however, that the foregoing shall not limit (i) any of Landlord’s punch list or warranty obligations set forth in the Work Letter, and (ii) any obligations or liabilities of Landlord with respect to latent defects in Landlord’s First Floor Expansion Premises TI Work.  All of Tenant’s First Floor Expansion Premises Work shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with plans approved by Landlord; (c) by contractors selected by Tenant and approved by Landlord in its reasonable discretion, and (d) in compliance with all applicable laws, codes, and other legal requirements, the terms of the Existing Lease and all construction procedures and regulations in effect as of the Effective Date.

5.Early Access. After Landlord determines that the Landlord’s First Floor Expansion Premises TI Work has sufficiently progressed to the point where permitting Tenant to enter the First Floor Expansion Premises will not adversely affect the timely completion of the remaining elements of Landlord’s First Floor Expansion Premises TI Work, then prior to the First Floor Expansion Premises Commencement Date Landlord shall permit Tenant to enter the First Floor Expansion Premises for the purpose of preparing the First Floor Expansion Premises for occupancy by Tenant.  Any such early entry shall be at Tenant’s sole risk and expense, and, excepting only to the extent caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, Landlord shall have no liabilities or obligations to Tenant in connection therewith, including any liability for damage or injury to persons or property in connection therewith.  Upon such entry, Tenant shall be bound by and shall comply with all provisions of this Lease (excepting only the obligations to pay Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Share of Laboratory Expenses, Tenant’s Pro Rata Share of Taxes or the Amenity Fee with respect to the First Floor Expansion Premises), including the provisions of this Lease regarding obtaining and maintaining insurance coverages, and the performance of Alterations in the First Floor Expansion Premises, notwithstanding that the First Floor Expansion Premises Commencement Date may not yet have occurred. Without limitation, all of such work performed by Tenant in the First Floor Expansion Premises shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations.  In no event shall any such work by Tenant damage the Building or the First Floor Expansion Premises or interfere with the timely performance of the Landlord’s First Floor Expansion Premises TI Work.

6.Allowance Balance.  If, and only if, following final approval of the First Floor Cost Proposal (as defined in the Work Letter), the total budgeted costs and expenses to be incurred by

Landlord in connection with the performance of Landlord’s First Floor Expansion Premises TI Work is less than the Maximum First Floor Allowance Amount (as defined in the Work Letter), then the then-remaining balance of the Maximum First Floor Allowance Amount (the “First Floor Allowance Balance”), if any, shall be applied towards the costs and expenses of the performance by Landlord of the alterations and improvements for Tenant in the portion of the Premises located on the third (3rd) floor of the Building.

7.Reference Information.  Effective as of the First Floor Expansion Premises Commencement Date, Article 1 of the Lease is hereby amended as follows:

(i)by deleting the definition of “Premises,” “Rentable Square Footage of the Premises,” “Tenant’s Pro Rata Share,” and “Tenant’s Pro Rata Laboratory Share” and replacing said definitions with the following:

“Premises”  shall mean the area containing 43,060 rentable square feet, comprised of the following:  (i) the area located on the fourth (4th) floor of the Building and shown on the floor plan attached to this Lease as Exhibit A-1; (ii) the area located on the first (1st) floor of the Building shown on the floor plan attached to this Lease as Exhibit A-5; (iii) the area (the “Tenant Materials Storage Area”) located on the first (1st) floor of the Building and shown on the floor plan attached to this Lease as Exhibit A-2; and (iv) the area (the “Penthouse Area”) located in the penthouse on the roof of the Building and shown on the plan attached to this Lease as Exhibit A-4.

“Rentable Square Footage of the Premises” is deemed to be 43,060 rentable square feet.

“Tenant’s Pro Rata Share”: 29.54%.

“Tenant’s Pro Rata Laboratory Share”: A fraction (expressed as a percentage), the numerator of which is the rentable area of the Premises and the denominator of which is the aggregate of all rentable areas of the Building leased to and used from time-to-time by all tenants of the Building (including Tenant) for laboratory purposes.  As of the First Floor Expansion Premises Commencement Date, Tenant’s Pro Rata Laboratory Share will be 36.68%.

8.Brokerage.  Tenant warrants and represents to Landlord, and Landlord warrants and represents to Tenant, that it has dealt with no broker or agent in connection with this Amendment, other than Newmark Knight Frank and Cresa.  Each of Tenant and Landlord shall indemnify and hold harmless the other from and against any and all loss, cost and expense (including attorneys’ fees) arising out of or resulting from any breach of said warranty and representation by the indemnifying party, including any claims for a brokerage commission, finder’s fee or similar compensation made by any person other than Newmark Knight Frank and Cresa arising out of or in connection with this Amendment.  The Landlord shall be responsible for payment of all fees payable to Newmark Knight Frank and Cresa in connection with this Amendment pursuant to a separate agreement.

9.Floor Plans.  Effective as of the First Floor Expansion Premises Commencement Date, the floor plan attached to this Amendment as Exhibit A-5 is hereby added to the Lease and incorporated herein by this reference.

10.Miscellaneous.  Tenant hereby represents and warrants to Landlord as follows: (i) the execution and delivery of this Amendment by Tenant has been duly authorized by all requisite limited liability company action; (ii) neither the Existing Lease nor the interest of the Tenant therein has been assigned, sublet, encumbered or otherwise transferred; (iii) to Tenant’s knowledge, there are no defenses or counterclaims to the enforcement of the Existing Lease or the liabilities and obligations of Tenant thereunder; (iv) to Tenant’s knowledge, Tenant is not entitled to any offset, abatement or reduction of rent under the Existing Lease; and (v) to Tenant’s knowledge, neither Tenant nor Landlord is in breach or default of any its respective obligations under the Existing Lease.  The submission of drafts of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for, the First Floor Expansion Premises, and this Amendment shall not be binding upon Landlord or Tenant unless and until Landlord has executed and delivered to Tenant a fully-executed version of this Amendment.  Except as expressly and specifically set forth in this Amendment, the Existing Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Existing Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the term of the Lease.  Except as expressly set forth herein, all of the covenants, representations and warranties made by Tenant contained in the Existing Lease are hereby remade, reaffirmed and ratified as of the date hereof.

11.Counterparts. This Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature.  This Agreement may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document.  Any executed counterpart of this Agreement delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

(Signatures on following page)

EXECUTED as an instrument under seal as of the date first above-written.

LANDLORD:

PPF OFF 100 CAMBRIDGE PARK DRIVE, LLC,
a Delaware limited liability company

By:PPF OFF Cambridge Park Holdings, LLC,

a Delaware limited liability company,

its member

By:PPF MASS REIT, LLC,

a Delaware limited liability company,

its member

By:PPF OP, LP,

a Delaware limited partnership,

its sole member

By:PPF OPGP, LLC,

a Delaware limited liability company,

its general partner

By:Prime Property Fund, LLC,

a Delaware limited liability company,

its sole member

By:Morgan Stanley Real Estate Advisor, Inc.,

a Delaware corporation,

its Investment Adviser

By:/s/ Jennie Pries Friend____________

Name:Jennie Pries Friend

Title:Managing Director

TENANT:

VOR BIOPHARMA, INC.,

a Delaware corporation

By:/s/ Robert Ang_____________

Name:Robert Ang

Title:CEO

EXHIBIT A-5

Floor Plan for First Floor Expansion Premises

LEGEND
FINAL PLAN OF PREMISES

PROJECT NAME

VOR BIOPHARMA, INC. – TENANT IMPROVEMENTS
100 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MASSACHUSETTS

VIVO architecture

123 N Washington Street Boston, MA 02114 617-227-7727

TITLE

FINAL PLAN OF PREMISES
FIRST FLOOR
LEASE EXHIBIT

PROJECT NO:	21142.11
ISSUE DATE:	JUNE 01 21
SCALE:	N.T.S.
DRAWN BY:	GG

L-1.1

A-5-1

EXHIBIT D, FIRST AMENDMENT

Work letter

This Work Letter sets forth the terms and conditions relating to the construction of the initial tenant improvements in the First Floor Expansion Premises.  This Work Letter is essentially organized chronologically and addresses the issues of the construction of the First Floor Expansion Premises, in sequence, as such issues will arise during the actual construction of the First Floor Expansion Premises.  All references in this Work Letter to Articles or Sections of “the Amendment” shall mean the First Amendment to Lease to which this Work Letter is attached; all references in this Work Letter to “the Lease” shall mean the relevant portion of the Lease (as defined in the First Amendment to Lease to which this Work Letter is attached); and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of this Work Letter.

1.	LANDLORD’S FIRST FLOOR EXPANSION PREMISES WORK AND MAXIMUM FIRST FLOOR ALLOWANCE AMOUNT

Landlord shall build-out the First Floor Expansion Premises, which shall include the construction of all alterations expressly and specifically set forth on the Construction Documents (collectively, the “Landlord’s First Floor Expansion Premises TI Work”), at Landlord’s cost and expense; provided, however, in no event shall Landlord be obligated to incur more than $2,206,330.00 (the “Maximum First Floor Allowance Amount”) arising out of or in connection with the performance of the Landlord’s First Floor Expansion Premises TI Work, and the obligations of Landlord to perfrom the Landlord’s First Floor Expansion Premises TI Work shall in all respects be subject to the payment by Tenant of any applicable Over-Allowance Amount (as hereinafter defined).    The Landlord’s First Floor Expansion Premises TI Work shall be performed in a first-class, workmanlike manner.

2.CONSTRUCTION DOCUMENTS

2.1Selection of Architect.  Landlord has retained RE Dinneen (the “Architect”) and AHA as the MEP engineer to prepare the Construction Documents (defined in Section 2.3) for the Landlord’s First Floor Expansion Premises TI Work.  All Construction Documents shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to approval by both Landlord and Tenant as set forth herein.

2.2Final Space Plan.  Tenant has approved the preliminary space plan for the First Floor Expansion Premises prepared by the Architect, on behalf of the Contractor (as hereinafter defined), attached as Attachment 1 hereto (the “Fit Plan”).  On or before the date set forth in Attachment 2, attached hereto, the Architect shall prepare a more detailed space plan (the “Space Plan”) for Tenant for the First Floor Expansion Premises, which Space Plan shall be reasonably consistent with the Fit Plan.  The Architect shall deliver the Space Plan and the Contractor shall deliver a preliminary budget for the cost of performing the work shown on the Space Plan to Landlord and Tenant for their approval. Landlord and Tenant shall review and provide any comments and requested changes to the Space Plan within five (5) Business Days of receipt thereof. In the event that Tenant or Landlord have any comments or requested changes to the Space

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Plan, Landlord shall use reasonable efforts to cause the Architect to prepare and circulate a modified Space Plan within five (5) Business Days of Architect’s receipt of any requested changes from Tenant or Landlord.  Such process of submittal and response within the time frames specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to the Space Plan, with the understanding that the Final Space Plan (as defined below) shall be approved no later than the date set forth for such approval on Attachment 2.  Once Landlord and Tenant approve the Space Plan, the Space Plan shall be considered to be final (the “Final Space Plan”).  Time is of the esence of this Section 2.2.

2.3Construction Documents.  On or before the date set forth in Attachment 2, provided that the Final Space Plan is approved by the date set forth in Attachment 2, the Architect will prepare draft construction documents consistent with the Final Space Plan, which draft construction documents and a preliminary budget for the cost of performing the work shown on the draft construction documents shall be submitted to Landlord and Tenant for their approval.  Landlord and Tenant shall review and provide any comments or requested changes to the draft construction documents within five (5) Business Days of receipt thereof, and Landlord shall use reasonable efforts to cause the Architect to prepare and circulate modified draft construction documents within five (5) Business Days of its receipt of any requested changes from Tenant or Landlord. In no event may Tenant require any changes to the draft construction documents that are inconsistent with the Final Space Plan, except to the extent such changes are a part of any value engineering performed by Tenant in accordance with Section 3.4 hereof.  Such process of submittal and response within the time frames specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to such draft construction documents, and the draft construction documents shall be considered final once approved by the Landlord and the Tenant, with the understanding that the draft construction documents shall be approved no later than the date set forth for such approval on Attachment 2. Once Landlord and Tenant approve the draft construction documents, the draft construction documents shall be considered to be final construction documents (the “Approved Construction Documents”).  Time is of the essence of this Section 2.3.

2.4Tenant Changes. Subject to the provisions of Section 3.4 of this Work Letter, and following the completion of the Approved Construction Documents, Tenant may, from time to time, prior to the commencement of the respective component of the Landlord’s First Floor Expansion Premises TI Work, request a change in the Landlord’s First Floor Expansion Premises TI Work shown on the Approved Construction Documents (“Tenant Change”).  Each such proposed Tenant Change shall be subject to the prior approval of Landlord, not to be unreasonably withheld or conditioned, and which approval shall be granted or denied within five (5) Business Days after delivery of such Tenant Change to Landlord.  Landlord shall have no obligation to approve or perform any Tenant Change if, in Landlord’s reasonable judgment, such Tenant Change (i) would delay completion of the Landlord’s First Floor Expansion Premises TI Work beyond the Substantial Completion Date set forth on Attachment 2; (ii) would materially increase the cost of performing the Landlord’s First Floor Expansion Premises TI Work so as to result in the cost of performing the Landlord’s First Floor Expansion Premises TI Work exceeding the Maximum First Floor Allowance Amount unless in each case Tenant agrees to pay such costs based on Landlord’s Change Estimate Notice (as defined below), (iii) are incompatible with the design, quality, equipment or systems of the Building or otherwise require a change to the existing Building systems or structure, each in a manner that would not otherwise be required in connection with the

D, First Amendment-2

improvements contemplated by the Approved Construction Documents, (iv) is not consistent the first class nature of the Building, or (v) otherwise do not comply with the provisions of the Lease.

2.5Permits.  Following the approval of the Approved Construction Documents, the Contractor (as hereinafter defined) shall submit the Approved Construction Documents to the appropriate municipal authorities for all applicable building permits necessary to allow the Contractor to commence and fully complete the construction of the Landlord’s First Floor Expansion Premises TI Work (the “Permits”).

2.6Time Deadlines.  The applicable dates for approval of items, plans and drawings as described in this Section 2, Section 3, below, and in this Work Letter are set forth in Attachment 2 (the “Time Deadlines”) attached hereto.

3.CONTRACTOR AND COSTS OF TENANT CHANGES

3.1Contractor.  Landlord shall engage PIDC Construction (the “Contractor”) to perform the Landlord’s First Floor Expansion Premises TI Work.  The contract with the Contractor shall be on the basis of a guaranteed maximum price (the “GMP”).  The GMP shall be determined based upon the following:

•	Contractor’s Fee: 3.5% of the total project costs of the Landlord’s First Floor Expansion Premises TI Work.
•	Cost of the Landlord’s First Floor Expansion Premises TI Work: Determined based on bids obtained from subcontractors in accordance with Section 4.7 below.
•	Contingency: 5% of the total project costs of the Landlord’s First Floor Expansion Premises TI Work.

3.2First Floor Cost Proposal.  Following approval of the Approved Construction Documents, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Construction Documents, which cost proposal shall include, as nearly as possible, the cost of all Landlord’s First Floor Expansion Premises TI Work to be incurred by Tenant in connection with the design and construction of the Landlord’s First Floor Expansion Premises TI Work and shall include a GMP proposal from Landlord’s Contractor in accordance with Section 3.1 above (collectively, the “First Floor Cost Proposal”).   The First Floor Cost Proposal shall include, among other things, a project management fee payable to the Landlord’s project manager of three and one-half percent (3.5%) of the project costs, the Contractor’s fee, general conditions, and a reasonable contingency. The First Floor Cost Proposal may include early trade release packages for long lead time items such as mechanical equipment.  Tenant shall approve the First Floor Cost Proposal within five (5) Business Days of the receipt of the same; provided, however, (i) if Tenant is not satisfied with the amount of the general conditions set out in the First Floor Cost Proposal, then Tenant shall have the right, within five (5) Business Days following its’ receipt of the First Floor Cost Proposal, to request that Landlord and Tenant jointly engage a mutually acceptable independent contractor or construction consultant to conduct a peer review of the amount of the general conditions set out in the First Floor Cost Proposal (the costs of said peer review to be shared equally by Landlord and Tenant); and (ii) Tenant shall have the right to request Tenant

D, First Amendment-3

Changes to the Approved Construction Documents within such five (5) Business Days following its receipt of the First Floor Cost Proposal for the purpose of value engineering, in which event the Landlord will cause the Architect to revise the Approved Construction Documents based upon the changes requested by Tenant, as aforesaid, and the Contractor to provide a new First Floor Cost Proposal to Landlord and Tenant for their approval.  Without limitation, the approval by Tenant of the First Floor Cost Proposal shall not be unreasonably withheld, conditioned or delayed.  Upon Tenant’s approval of a First Floor Cost Proposal, Landlord shall cause the Contractor to purchase the items set forth in the First Floor Cost Proposal and to commence the performance of the Landlord’s First Floor Expansion Premises TI Work.  The date on which Tenant approves the First Floor Cost Proposal shall be known hereafter as the “First Floor Cost Proposal Delivery Date”. Time is of the esence of this Section 3.2.

3.3Over-Allowance Amount.  If the amount of the First Floor Cost Proposal is equal to, or less than, the Maximum First Floor Allowance Amount, then Tenant shall not be obligated to pay any of the costs and expenses of the Landlord’s First Floor Expansion Premises TI Work.  If the amount of the First Floor Cost Proposal exceeds the Maximum First Floor Allowance Amount (the amount of such excess, the “First Floor Over Allowance Amount”), then Tenant shall pay to Landlord the First Floor Over Allowance Amount.  Tenant shall make progress payments to Landlord on account of the First Floor Over Allowance Amount on a monthly basis, within thirty (30) days of receipt of each Billing (as hereinafter defined).  Each such monthly payment shall be an amount equal to the amount of the subject Billing, multiplied by a fraction, expressed as a percentage, the numerator of which is the First Floor Over Allowance Amount, and the demonimator of which is the total amount of the First Floor Cost Proposal.   Notwithstanding the foregoing, from and after the date that Landlord has contributed the Maximum First Floor Allowance Amount towards the costs and expenses of the Landlord’s First Floor Expansion Premises TI Work, Tenant shall pay one hundred percent (100%) of each Billing. A Billing may not be submitted by Landlord to Tenant more than one time per calendar month.   A “Billing” shall be defined as any invoice from Landlord setting forth in reasonable detail the amount due from Tenant, and shall include invoices from contractors, vendors and service providers, and applications for payment from the Contractor for work completed through the date of the Billing, as certified by the Contractor.  Unless otherwise agreed by the parties, all Landlord’s First Floor Expansion Premises TI Work paid for by the Over-Allowance Amount shall be deemed Landlord’s property under the terms of the Lease.  Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Landlord’s First Floor Expansion Premises TI Work to the extent the same exceed the Maximum First Floor Allowance Amount (notwithstanding the content of the First Floor Cost Proposal). All amounts payable by Tenant hereunder constitute Additional Rent payable pursuant to the Lease, and the failure of Tenant to timely pay same shall be an Event of Default.

3.4Cost of Tenant Changes.   If Tenant shall request a Tenant Change, then Landlord shall provide Tenant in writing (a “Landlord’s Change Estimate Notice”) with (x) the estimated additional costs of design and/or construction of the Landlord’s First Floor Expansion Premises TI Work that Landlord determines will be incurred as a result of such Tenant Change, on an order of magnitude basis, and (y) the estimated Tenant Delay, if any, as a result of such proposed Tenant Change. Tenant shall, within three (3) Business Days following receipt of Landlord’s Change Estimate Notice, notify Landlord in writing whether it elects to proceed with the applicable Tenant Change or to withdraw such proposed Tenant Change. Tenant’s failure to respond in such three

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(3) Business Day period shall be deemed to be an election to withdraw the proposed Tenant Change.  In no event will Landlord have any obligation to implement a proposed Tenant Change unless and until Tenant confirms in writing its acceptance of the additional costs and/or Tenant Delays, if any, resulting from the proposed Tenant Change, as set forth in the Landlord’s Change Estimate Notice.  The cost of any Tenant Change shall be determined on a net basis; i.e. taking into account the savings, if any, resulting from such Tenant Change.  Without limitation, Tenant acknowledges that any extension of time due to a Tenant Change will not cause an extension of the First Floor Expansion Premises Commencement Date. Landlord shall be authorized to proceed with work described in a Tenant Change upon receipt of Tenant’s notice to proceed following the giving of Landlord’s Change Estimate Notice.  Time is of the esence of this Section 3.4.

4.COMPLETION OF THE LANDLORD’S FIRST FLOOR EXPANSION PREMISES TI WORK; FIRST FLOOR EXPANSION PREMISES COMMENCEMENT DATE

4.1Substantial Completion.  “Substantial Completion” shall be the date that (1) Landlord completes construction of Landlord’s First Floor Expansion Premises TI Work substantially in accordance with the Approved Construction Documents, other than minor work which does not materially affect Tenant’s use of, or access to, the First Floor Expansion Premises, (2) the First Floor Expansion Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy of the First Floor Expansion Premises are in conformance with all applicable Laws, (3) all structural elements and subsystems of the Building which serve the First Floor Expansion Premises, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, are in good working condition and repair, (4) Landlord has delivered to Tenant a certificate of substantial completion from the Architect stating that the Landlord’s First Floor Expansion Premises TI Work is substantially complete, and (5) all governmental inspections of Landlord’s First Floor Expansion Premises TI Work which are required in order for Tenant to be permitted to lawfully occupy the First Floor Expansion Premises have been completed.

4.2Tenant Delay of the Substantial Completion of the First Floor Expansion Premises.  Each of the following shall constitute a “Tenant Delay”:

4.2.1Tenant’s failure to comply with the Time Deadlines;

4.2.2Tenant’s failure to timely approve any matter requiring Tenant’s approval within the time periods set forth in this Work Letter (which shall mean any period longer than five (5) Business Days or such shorter time period as may be expressly set forth in this Work Letter) except to the extent that Tenant is deemed to consent to any such request for approval in accordance with the terms of this Work Letter;

4.2.3A breach by Tenant of the material terms of this Work Letter or the Lease (provided that Landlord shall provide Tenant prior written notice specifying the nature of the breach and resulting delay);

4.2.4Any Tenant Change;

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4.2.5Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion, as set forth in Attachment 2, after having been informed, in writing, by Landlord that such materials, components, finishes or improvements will cause a delay in completion of the Landlord’s First Floor Expansion Premises TI Work; and/or

4.2.6Any other act or omission of Tenant or anyone acting by, through or under Tenant that causes a delay in the Landlord’s First Floor Expansion Premises TI Work or any process described in this Work Letter (provided that Landlord shall provide Tenant with written notice specifying the nature of the acts or omissions giving rise to the delay and the resulting delay promptly after Landlord acquires actual knowledge thereof).

Any increased costs of the Landlord’s First Floor Expansion Premises TI Work arising out of or resulting from Tenant Delay shall be shall be paid by Tenant to Landlord in accordance with Section 3.3 above as an addition to the First Floor Over Allowance Amount.

The determination of the length of any Tenant Delay shall be as follows: (i) any delays pursuant Sections 4.2.1 and 4.2.2 in the definition of Tenant Delay shall be equal to one (1) day for each day that the applicable Tenant Delay continues beyond the applicable time period required under the Lease, (ii) any delays pursuant to Sections 4.2.4 and 4.2.5 in the definition of Tenant Delay shall be equal to the number of days set forth in Landlord’s Change Estimate Notice or any other notice delivered to Tenant by Landlord pursuant to the terms of Section 4.2.5 hereof, and (iii) with respect to any other Tenant Delay, (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (A) that a Tenant Delay is occurring, and (B) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

4.3Walk-through and Punchlist.  Upon Substantial Completion the Contractor shall inspect the First Floor Expansion Premises with a representative of Tenant and prepare a mutually acceptable punch list of unfinished items of the Landlord’s First Floor Expansion Premises TI Work.  The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable, provided that in the event a punch list item reasonably requires longer than thirty (30) days to complete, then the Contractor shall commence the completion of such particular item within thirty (30) days and diligently pursue the same to completion.  The completion of the punchlist items will not limit or detract from the occurrence of the Substantial Completion of the First Floor Expansion Premises or the occurrence of the First Floor Expansion Premises Commencement Date.

4.5Delay Not Caused by Parties.  Neither the Landlord nor Tenant shall be considered to be in default of the provisions of this Work Letter for delays in performance to the extent due to events of Force Majeure; provided, however, in no event will financial inability be considered to be an event of Force Majeure.  Without limitation, an event of Force Majeure exists as of the date of this Amendment as a result of the current COVID-19 pandemic (collectively, “COVID-19 Force Majeure”), including, without limitation, federal, state and local declared states of

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emergency and government mandated closures of businesses and construction activities, quarantines, travel bans, and supply chain interruptions, and the obligations of Landlord under this Work Letter, including, without limitation, with respect to the performance and completion of the Landlord’s First Floor Expansion Premises TI Work, shall be subject to extension on account of delays arising out of or resulting from COVID-19 Force Majeure.

4.6Delivery. Landlord’s failure to Substantially Complete the Landlord’s First Floor Expansion Premises TI Work on or before the anticipated date of Substantial Completion, as set forth in Attachment 2, or to substantially complete any element of the Landlord’s First Floor Expansion Premises TI Work, shall not give rise to any liability of Landlord hereunder, shall not constitute a default by Landlord, and shall not affect the validity of this Amendment.

4.7Bid Process.  Landlord will cause the Contractor to use commercially reasonable efforts to obtain at least three (3) bids from each qualified subcontractor for subcontracts anticipated to cost in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) (each, a “Major Subcontractor”) in connection with the Landlord’s First Floor Expansion Premises TI Work, and shall share such bids with Tenant promptly after receipt thereof.  Without limiting the generality of the foregoing, the selection of subcontractors for the Landlord’s First Floor Expansion Premises TI Work shall be conducted on an “open book” basis as between Landlord, Contractor and Tenant, and Tenant shall have the right to review all bid materials received by Contractor prior to the selection of each Major Subcontractor.  Landlord and Contractor shall keep Tenant reasonably informed in the selection of the subcontractors for the Landlord’s First Floor Expansion Premises TI Work, provided that in the event of any disagreement between the parties, Landlord shall have the right, in its sole but reasonable discretion, and acting in good faith, to make all final determinations regarding the choice of each subcontractor.

4.8Landlord’s First Floor Expansion Premises Warranty.Landlord hereby warrants and represents to Tenant that the Landlord’s First Floor Expansion Premises TI Work shall be performed: (i) in a good and workmanlike manner, free of all defects in materials and workmanship; (ii) in all material respects, in accordance with the Approved Construction Documents, and (iii) in accordance with all applicable Laws.  The Landlord warranty and representations set forth in this Section 4.8 are referred to herein as “Landlord’s First Floor Expansion Premises Warranty.”  If, on or before the Warranty Expiration Date (as hereafter defined), Tenant gives Landlord written notice of any breach of Landlord’s First Floor Expansion Premises Warranty promptly after Tenant becomes aware of such breach, Landlord shall, at no cost to Tenant, correct or repair such breach as soon as conditions reasonably permit and as to which, in any case, Tenant shall have given notice to Landlord, as aforesaid.   The “Warranty Expiration Date” shall be defined as the date twelve (12) months after the First Floor Expansion Premises Commencement Date.  Except to the extent to which Tenant has given Landlord notice that Landlord has breached Landlord’s First Floor Expansion Premises Warranty, Tenant shall be deemed conclusively to have: (i) approved the Landlord’s First Floor Expansion Premises TI Work, (ii) waived any claim that Landlord has breached Landlord’s First Floor Expansion Premises Warranty, and (iii) have agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Letter.  The provisions of this Section 4.8 set forth the Tenant’s sole remedies for any breach of the Landlord’s First Floor Expansion Premises Warranty; provided, however nothing in this Section 4.8 shall be deemed to relieve the

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Landlord of its responsibilities to perform maintenance and repairs as required pursuant to Section 7.2 of the Lease.

5.MISCELLANEOUS

5.1Tenant’s Representative.  Tenant has designated Stefan Chois as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the right, during the performance of the Landlord’s First Floor Expansion Premises TI Work, to have Tenant’s representative participate in weekly construction meetings with Landlord and the Contractor as to the status of the performance of Landlord’s First Floor Expansion Premises TI Work.

5.2Landlord’s Representative.  Landlord has designated Tom Congoran and Mark DiNapoli as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3Days Designated in This Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4General.  This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless and to the extent expressly provided in the Lease or any amendment or supplement to the Lease that such additional space is to be delivered to Tenant in the same condition the Firts Floor Expansion Premises is to be delivered.

5.5Disputes.   Any disputes relating to provisions or obligations in this Work Letter in connection with the Landlord’s First Floor Expansion Premises TI Work shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended.  Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association.  Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to the Landlord’s First Floor Expansion Premises TI Work shall be a construction consultant experienced in the construction of office/laboratory buildings in the City of Cambridge, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party.  Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts.  The arbitrator shall hear the parties and their evidence.  The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the

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Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision.  Except where a specified period is referenced in this Work Letter, no arbitrable dispute shall be deemed to have arisen under this Work Letter prior to the expiration of the period of thirty (30) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof.  In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Work Letter during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

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ATTACHMENT 1

FIT PLAN

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2
3
4
5
6
7
8
9
10
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12
A
B
C
D
E
F
G

FURNITURE & EQUIPMENT GENERAL NOTES:

FURNITURE & EQUIPMENT PLAN KEYNOTES:

VIVO
architecture

21142.11

VOR BIOPHARMA, INC.

100 CAMBRIDGEPARK DR.
CAMBRIDGE
MASSACHUSETTS

FURNITURE & EQUIPMENT PLAN

RDJ
CKG
KT

A-3.0

PROGRESS
03/26/21

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ATTACHMENT 2

TIME DEADLINES

Permit Set Plans Approved – One (1) week following the Effective Date.

100% Construction Documents – June 11, 2021

GMP /Cost Proposal Approval Date – July 1, 2021

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